CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-133765, 333-172810, 333-172811, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, 333-230545, 333-237442, 333-260123 and 333-275246) ) of Mitek Systems, Inc. (the Company) of our reports dated December 11, 2025, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2025.

/s/ BDO USA, P.C.

Chicago, Illinois
December 11, 2025